United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                                      SEC File Number: 000-27199
                                                      CUSIP Number: 63072 A 207

                                   Form 12b-25
                           Notification of Late Filing
                           ---------------------------

Check One:   ( ) Form 10-KSB   ( ) Form 11-K   (X) Form 10-QSB   ( ) Form N-SAR

For Period Ended:  June 30, 2004

     (_)  Transition Report on Form 10-KSB
     (_)  Transition Report on Form 20-K
     (_)  Transition Report on Form 11-K
     (_)  Transition Report on Form 10-Q
     (_)  Transition Report on Form N-SAR

For the Transition Period Ended:
                                -----------------------------------------

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             Read instructions (on back page) before preparing form.
Please print or type. Nothing in this form shall be construed to imply that the
            Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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                         Part I: Registrant Information
                         ------------------------------

Napoli Enterprises, Inc.
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Full Name of Registrant


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Former Name if Applicable

801 Muncesti Street
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Address of Principal Executive Office (Street and Number)

Chisinau                            Republic of Moldavia               MD-2029
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City                                     State                        ZIP Code


                        PART II: Rules 12b-25(b) and (c)
                        --------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, form 20-F, 11K, Fork N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on the Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached is applicable.


                               Part III: Narrative
                               -------------------

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portions thereof, could not be filed with the prescribed time period. (Attach extra sheets if needed.)

     Financial statements not yet completed.


                           Part IV: Other Information
                           --------------------------

(1) Name and telephone number of person to contact in regard to this notification

Steven L. Siskind           212                                750-2002
(Name)                   (Area Code)                      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                 Yes  X       No
                                    -----       -----

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 Yes          No   X
                                    -----        -----

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            Napoli Enterprises, Inc.
                            ------------------------
                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 13, 2004                         By:  /s/ Gregory Sonic
                                                   -------------------
                                              Gregory Sonic, President